UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2008

Cole Credit Property Trust II, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51963	20-1676382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2008, Cole Operating Partnership II, LP, a Delaware limited partnership (“Cole OP II” or the “Borrower”), the operating partnership of Cole Credit Property Trust II, Inc. (“CCPT II”), entered into a revolving credit facility (the “Credit Facility”) providing for up to $135.0 million of secured borrowings pursuant to a credit agreement (the “Credit Agreement”) with Bank of America, N.A., an unaffiliated entity, as administrative agent, among other things, (“Bank of America”), Banc of America Securities, LLC, as sole lead arranger and sole book manager, JP Morgan Chase Bank, N.A. as syndication agent, and other lending institutions that may become parties to the Credit Agreement (collectively with Bank of America, the “Lenders”). The Credit Facility allows Cole OP II to borrow up to $135.0 million in revolving loans. Subject to meeting certain conditions as described in the Credit Agreement along with the approval of Bank of America and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $235.0 million, with each increase being no less than $25.0 million. Up to 15.0% of the total amount available may be used for issuing letters of credit and up to $20.0 million may be used for “swingline” loans, which generally are loans of a minimum of $100,000 for which the Borrower receives funding on the same day as its loan request, and which are repaid within five business days. The proceeds of the Credit Facility may be used for acquiring real estate and real estate related assets, working capital and general corporate purposes.

The Credit Facility matures on May 23, 2011 (the “Initial Maturity Date”). The Borrower has the option to extend the Credit Facility for an additional twelve month period through May 23, 2012 provided that (i) a written notice of intent to extend the term of the Credit Agreement is provided at least 30 days, but not more than 90 days prior to the Initial Maturity Date; (ii) no defaults or events of default exist; (iii) the Borrower pays to Bank of America a fee equal to fifteen hundredths of one percent (0.15%) of the then existing aggregate commitments; and (iv) certain requirements with respect to the representations and warranties contained in the Credit Agreement are satisfied.

Loans under the Credit Facility will bear interest at rates depending upon the type of loan used. For a eurodollar rate loan, the interest rate will be equal to the greater of (a) two and one half percent (2.50%) per annum or (b) the one month, two month, three month or six month LIBOR rate for the interest period, as selected by Borrower, plus the applicable rate. The applicable rate is based upon the overall leverage ratio, generally defined as the total consolidated outstanding indebtedness of CCPT II divided by the total consolidated asset value of CCPT II and ranges from 1.80% at a leverage ratio of less than 50.0% to 2.10% at a leverage ratio of 60.0% to 65.0%.

For each base rate committed loan and each swing line loan, the interest rate will be a per annum amount equal to the base rate plus the applicable rate. The base rate generally is a fluctuating rate per annum equal to (a) 0.25% plus (b) the higher of (i) the Federal Funds Rate plus 0.50% or (ii) Bank of America’s prime rate. The applicable rate for base rate committed loans is zero at all leverage ratios.

The Borrower has the right to prepay the outstanding amounts in the Credit Facility, in whole or in part, without premium or penalty provided that (i) prior written notice is received by the administrative agent and (ii) any prepayment of eurodollar rate loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of base rate committed loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

Cole OP II has pledged all of its equity interests in certain of its subsidiary limited liability companies which have been identified by Cole OP II as collateral for its obligations under the Credit Facility (collectively, the “Subsidiary Guarantors”). Subject to certain conditions, Cole OP II may pledge its equity interests in additional Subsidiary Guarantors and may remove its pledge of previously identified Subsidiary Guarantors. In addition, CCPT II and the Subsidiary Guarantors guarantee the obligations of Cole OP II under the Credit Facility.

The Credit Agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions. The Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the eurodollar rate loans and base rate committed loans will bear interest payable on demand at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees described below will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. In addition to Cole OP II failing to pay amounts when due and breaching any of the terms of the Credit Agreement or related loan documents, events of default include, but are not limited to: (1) failure to pay any principal when due; (2) failure to pay interest and fees within five (5) business days after due; (3) the occurrence of a change of control; (4) a change in management; (5) material inaccuracy of any representation or warranty; (6) the bankruptcy or insolvency of Cole OP II or any consolidated subsidiary; (7) violation of any financial, negative or other covenant; (8) violation of ERISA regulations; and (9) judgments against Cole OP II or any consolidated subsidiary in excess of $10.0 million or $25.0 million in aggregate that remain unsatisfied or unstayed for sixty days. If an event of default occurs and is not cured timely, the Lenders shall have no obligation to make further disbursements under the Credit Facility and all outstanding loans shall be immediately due and payable.

Cole OP II was required to pay certain fees under the Credit Agreement, including an arrangement fee, of $250,000 to Banc of America Securities, LLC along with an upfront fee, equal to 0.45% of the total Credit Facility. In addition, Cole OP II will pay to Bank of America an annual administrative agency fee, of $50,000. Cole OP II will also pay an annualized fee for any unused portion of the Credit Facility (the “Unused Fee”). The Unused Fee is based on the average daily balance of the total aggregate commitment less any borrowing outstanding and is equal to 0.20% on the daily unused portion of the Credit Facility if daily usage is less than 50.0% of the aggregate commitments and 0.15% on the daily unused portion of the Credit Facility if daily usage is greater than or equal to 50.0% of the aggregate commitments. Cole OP II must also pay certain fees upon the issuance of each letter of credit under the Credit Agreement and a quarterly fee based on the outstanding face amounts of any letters of credit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 30, 2008	COLE CREDIT PROPERTY TRUST II, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Executive Vice President and Chief Financial Officer